EXHIBIT 99.1

AVX Corporation Announces Preliminary Second Quarter Results

GREENVILLE, S.C. - October 26, 2011-- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the second quarter ended September 30, 2011.
Chief Executive Officer and President, John Gilbertson, stated, “The margins during the quarter continued to hold up well across a broad market and product cross section even with weakness in the Distribution channel. Revenues in the quarter were constrained by the inventory bubble created by the disruption in Japan and the seasonal slowdown during the summer months.”

Net sales were $404.8 million for the quarter and $841.2 million for the six months ended September 30, 2011.  Net income for the quarter and six month period ended September 30, 2011 was $61.9 million, or $0.36 per diluted share, and $129.5 million, or $0.76 per diluted share, respectively.

Chief Financial Officer, Kurt Cummings, stated, “We have continued to generate positive operating cash flows and make investments in critical materials and technology to serve our customers. The Company’s financial position remains exceptionally strong with cash, cash equivalents and short and long-term investments in securities of $1 billion and no debt at September 30, 2011.  During the quarter, we paid $9.3 million of dividends to stockholders and spent $3 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2011	2010	2011
Net sales	$430,639	$404,767	$827,176	$841,189
Cost of sales	308,267	293,949	602,152	605,712
Gross profit	122,372	110,818	225,024	235,477
Selling, general & admin. expense	29,860	29,307	60,370	60,414
Profit from operations	92,512	81,511	164,654	175,063
Other income (expense)	2,056	(27)	4,628	1,631
Income before income taxes	94,568	81,484	169,282	176,694
Provision for taxes	26,677	19,565	49,091	47,176
Net income	$67,891	$61,919	$120,191	$129,518

Basic income per share	$0.40	$0.36	$0.71	$0.76
Diluted income per share	$0.40	$0.36	$0.71	$0.76

Weighted average common
shares outstanding:
Basic	169,956	169,968	170,031	170,053
Diluted	170,238	170,181	170,352	170,369

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	September 30,
	2011	2011
Assets
Cash and cash equivalents	$379,350	$278,020
Short-term investments in securities	398,914	460,612
Available-for-sale securities	2,747	2,629
Accounts receivable, net	233,783	222,652
Inventories	496,495	561,134
Other current assets	90,826	84,047
Total current assets	1,602,115	1,609,094
Long-term investments in securities	220,835	278,302
Long-term available-for-sale securities	4,490	3,346
Property, plant and equipment, net	235,659	237,911
Goodwill and other intangibles	245,144	242,938
Other assets	11,239	10,357

TOTAL ASSETS	$2,319,482	$2,381,948

Liabilities and Stockholders' Equity
Accounts payable	$132,633	$100,602
Income taxes payable and accrued expenses	103,032	102,768
Total current liabilities	235,665	203,370
Other liabilities	44,400	40,514

TOTAL LIABILITIES	280,065	243,884

TOTAL STOCKHOLDERS' EQUITY	2,039,417	2,138,064

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,319,482	$2,381,948

Contact:
AVX Corporation, Greenville
Kurt Cummings
864-967-9303
finance@avxus.com